UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TERRESTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TerreStar Corporation

12010 Sunset Hills Road

Reston, VA 20190

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of TerreStar Corporation to be held at 2:00 p.m., local time, on August 3, 2009 at 12010 Sunset Hills Road, Reston, Virginia 20190. The formal notice of the annual meeting and proxy statement are attached to this letter. This material contains information concerning the business to be conducted at the meeting and the nominees for election as directors.

This year we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS for the 2009 Annual Meeting to be held on August 3, 2009: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.envisionreports.com/tstr.

Even if you are unable to attend the meeting in person, it is important that your shares be represented. Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to, or filing a duly executed proxy bearing a later date with the Secretary of the Company, or by voting in person at the meeting.

Sincerely,

William Freeman

Chairman of the Board

TerreStar Corporation

12010 Sunset Hills Road Reston, VA 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of TerreStar Corporation (“TerreStar” or the “Company”) will be held at 2:00 p.m., local time, on August 3, 2009 at 12010 Sunset Hills Road, Reston, Virginia 20190. At the Annual Meeting, stockholders will act on the following:

1.	Election of seven directors to hold office until the next annual stockholders’ meeting or until their respective successors are duly elected or appointed; and

2.	Any other matters that properly come before the meeting or any postponements or adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS for the 2009 Annual Meeting to be held on August 3, 2009: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.envisionreports.com/tstr.

These items are fully described in the Proxy Statement which is part of this notice. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Holders of record of TerreStar’s common stock at the close of business on June 8, 2009 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available at the Company’s headquarters, 12010 Sunset Hills Road, Reston, Virginia 20190, for examination during normal business hours by any stockholder for any purpose germane to the meeting for a period of ten days prior to the Annual Meeting. The list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.

Regardless of the number of shares of TerreStar Corporation common stock you hold, as a stockholder your vote is important and the Board of Directors of the Company strongly encourages you to exercise your right to vote. To ensure your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting.

By order of the Board of Directors,

Douglas Brandon

General Counsel and Secretary

Reston, VA

June 19, 2009

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE ANNUAL MEETING. PLEASE USE THE ENCLOSED POSTAGE-PAID ENVELOPE.

TerreStar Corporation

12010 Sunset Hills Road

Reston, VA 20190

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS for the 2009 Annual Meeting to be held on August 3, 2009: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.envisionreports.com/tstr.

We are providing this proxy statement and the accompanying proxy card to you in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of TerreStar Corporation (“TerreStar,” “we,” “us,” or the “Company”) to be held on August 3, 2009, beginning at 2:00 p.m., local time, at 12010 Sunset Hills Road, Reston, Virginia 20190 and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy are first being mailed to the Company’s stockholders on or about June 19, 2009.

At the close of business on June 8, 2009, the record date for determining the stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote 139,211,285 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on all matters presented at the meeting.

The Common Stock is the only class of our capital stock entitled to vote at the Annual Meeting. As of the record date, there were outstanding 90,000 shares of our Series A Cumulative Convertible Preferred Stock, 318,500 shares of our Series B Cumulative Convertible Preferred Stock, 1 share of our Series C Preferred Stock, 1 share of our Series D Preferred Stock and 1,200,000 shares of our Series E Junior Participating Preferred Stock. None of these shares entitled the holder to vote at the Annual Meeting.

Management expects that the only matter to be presented for action at the meeting will be the election of directors.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters described in the accompanying notice of meeting, including the election of seven directors. In addition, our management will respond to questions from stockholders.

Who is entitled to vote?

Only holders of record of the Company’s Common Stock at the close of business on the record date, June 8, 2009, are entitled to receive notice of and to vote at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. Each holder of Common Stock is entitled to one vote at the Annual Meeting for each share held by such stockholder.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company issued and outstanding on the record date and entitled to vote at the Annual Meeting will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of June 8, 2009, 139,211,285 shares of Common Stock of the Company were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered for purposes of determining the presence of a quorum at the Annual Meeting. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is treated the same as an abstention. Broker non-votes, which are described below, will also be counted for purposes of determining the presence of a quorum at the Annual Meeting.

How do I vote?

You may vote your proxy by the Internet, telephone or mail, as explained below. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on August 2, 2009. Voting your proxy does not limit your right to vote in person should you decide to attend the Annual Meeting. The law of Delaware, under which TerreStar is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections of the Annual Meeting can determine that such electronically transmitted proxy was authorized by the stockholder. If your shares are held in the name of a broker, bank or other holder of record, you will be provided voting instructions from the holder of record. If you vote by the Internet or telephone, please do not mail the enclosed proxy card.

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Internet. Access the Internet voting site at www.envisionreports.com/tstr. Click on “Cast Your Vote or Request Materials” and follow the on-screen instructions and be sure to have the control number listed on your proxy card available when you access the Internet voting site. Please note that stockholders that vote by the Internet must bear all costs associated with electronic access, including the Internet access fees.

•	Telephone. Dial toll free 1-800-652-8683 from any touch-tone telephone. Follow the voice prompts and be sure to have the control number listed on your proxy card available when you call.

•	Mail. Simply mark, sign, date and return the proxy card. A postage-prepaid envelope has been provided for your convenience if you wish to vote your proxy by mail.

If a stockholder completes, signs, dates and returns the proxy card by 7:00 p.m., Eastern Daylight Savings Time, on July 31, 2009, or calls the toll-free telephone number or properly uses the Internet voting procedures described on the proxy card by 11:59 p.m., Eastern Daylight Savings Time, on August 2, 2009, his, her or its shares will be voted at the Annual Meeting in accordance with his, her or its instructions. If a stockholder returns a proxy card unsigned, his, her or its vote cannot be counted. If a stockholder signs and dates a proxy card, but does not fill out the voting instructions on the proxy card, the shares represented by the proxy will be voted in accordance with the Board of Directors’ recommendations, as follows:

•	FOR the election of each of the seven nominees to the Board of Directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed.

In addition, if any other matters come before the Annual Meeting, Douglas Brandon, our General Counsel and Secretary, the named proxy, has discretionary authority to vote on those matters in accordance with his best judgment. The Board of Directors is not currently aware of any other matters that may come before the Annual Meeting.

Also, if you hold your shares in the name of a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. A number of brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers telephone and Internet voting options. If your shares are held in an account with a brokerage firm or bank participating in the Broadridge program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or through the Internet at Broadridge’s voting Web site (www.proxyvote.com). Votes submitted through the Internet or by telephone through the Broadridge program must be received by 11:59 p.m., Eastern Daylight Saving Time, on August 2, 2009.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy (whether submitted by mail, telephone, or Internet), you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	Returning a later-dated, signed proxy card;

•	Submitting a later-dated proxy by the Internet in the manner specified above or by telephone in the manner specified above;

•	Delivering a written notice of revocation to Computershare, 250 Royall Street, Canton, Massachusetts, 02021; or

•	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

What are the Board’s recommendations?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

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FOR the election of the seven persons nominated to serve as directors to hold office until the next annual stockholders meeting or until their respective successors have been elected or appointed (see Proposal 1).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

A quorum is required in order to transact any business at the meeting Annual Meeting.

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Election of Directors. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of the nominees as directors. That is, the nominees receiving the greatest number of votes will be elected. A “WITHHELD” vote will not affect the election of the nominees as directors.

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Effect of Withheld Votes and Abstentions. In the election of directors, you may withhold your vote. Withheld votes will have no effect on the outcome of the election. You may vote to “abstain” on each of the other proposal(s). If you vote to “abstain” on a proposal, your shares will be counted as present at the Annual Meeting for purposes of that proposal and will have the same effect as a vote against that proposal.

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Broker-dealers who hold their customer’s shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules typically include the election of directors. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters. Broker non-votes, if any, will not be counted as votes cast on any proposal.

Who will count the vote?

The Secretary of the Company (or his designee, if applicable) will count the votes and act as the inspector of election at the Annual Meeting.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Common Stock that the Company’s stock transfer records indicate that you hold. If you hold shares through a broker or other nominee, you will receive a separate voting instruction card for those shares.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare, at (781) 575-4593.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the 2009 Annual Meeting other than the proposal described in this proxy statement. If any other business is properly presented at the Annual Meeting, your proxy gives authority to Douglas Brandon, our Secretary, to vote on such matters at his discretion.

Who will pay for the cost of this solicitation?

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing, of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

How can I submit a stockholder proposal for the 2010 annual meeting of stockholders?

To be considered for inclusion in our proxy statement and form of proxy for the 2010 annual meeting stockholder proposals must be received at our offices by February 19, 2010 (the date that is 120 days prior to the one year anniversary of the mailing of this proxy statement). Proposals must meet all of the requirements of the SEC and our Amended and Restated Bylaws to be eligible for inclusion in our 2010 proxy materials, and must be submitted in writing delivered or mailed to the Secretary, TerreStar Corporation, 12010 Sunset Hills Road, Reston, Virginia 20190. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2010 annual meeting of stockholders any stockholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

ELECTION OF DIRECTORS

(Proposal 1)

TerreStar’s Amended and Restated Bylaws allow for the Board of Directors to fix the number of directors, and TerreStar’s Board of Directors currently consists of seven members. All of the current members of the Board of Directors have been nominated for election to the Board of Directors to serve until the next Annual Meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

Approval of the nominees requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of the nominees. It is intended that the persons named in the proxy will, unless otherwise instructed, vote for the election of the seven nominees listed below. If for any reason any nominee should not be available for election or able to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may designate. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The Board of Directors recommends that stockholders vote “FOR” the election of the seven persons nominated to serve as directors.

The following table sets forth, for each nominee for election as a director, his name, title, age and the year in which he first became a director of the Company. The nominees have furnished the information set forth below and elsewhere in this proxy statement concerning them and their security holdings to TerreStar.

Name	Title	Age	Began Service
William Freeman	Chairman of the Board	57	2007
David Andonian	Director	52	2006
Eugene I. Davis	Director	54	2008
Jacques Leduc	Director	46	2006
David Meltzer	Director	49	2006
Dean Olmstead	Director	53	2008
David J. Rayner	Director	52	2008

William M. Freeman. Mr. Freeman has served as Chairman of the Board since March 2007 and has served on the Board of Directors since February 2007. Mr. Freeman served as President and CEO of Arbinet—the exchange, Inc. from November 2007 to September 2008. From May 2004 to February 2005, Mr. Freeman was the Chief Executive Officer of Leap Wireless International, Inc. From January 1994 to January 2004, Mr. Freeman was a senior executive, most recently President—Public Communications Group, at Verizon. Mr. Freeman also serves on the board of directors of the CIT Group, Inc., Arbinet—the exchange, Inc. and Value Added Communications, Inc. Mr. Freeman holds a B.A. in Economics from Drew University and an MBA in Finance and Management from Rutgers University. In addition, Mr. Freeman also participated in advanced management programs at Harvard, the Brookings Institute and Rutgers.

David Andonian. Mr. Andonian has served on our Board of Directors since May 2006. Currently, Mr. Andonian is the Founder and managing Partner at Dace Ventures, where he has served since August 2006. Prior to August 2006, Mr. Andonian served as the Chairman of Affinnova, Inc., a marketing services company. From May 2003 to December 2004, Mr. Andonian served as Executive Chairman of the board of directors, and from January 2004 to January 2006, Mr. Andonian served as the Chief Executive Officer of Affinnova, Inc. From December 2002 to April 2003, Mr. Andonian served as an Executive in Residence at Flagship Ventures. From July 2001 to September 2002, Mr. Andonian served as President and Chief Operating Officer at CMGI, an internet marketing and infrastructure provider. At CMGI, he managed domestic and international operations. Prior to joining CMGI, Mr. Andonian held several executive level positions from January, 1996 to November, 1997 with PictureTel Corporation, including General Manager of its Personal Systems Division and Vice

President of Worldwide Marketing. He began his career in sales at IBM where he spent over fifteen years in various sales, marketing and general management positions, including VP of Worldwide Marketing and Brand Management for IBM’s PC Company. Mr. Andonian holds a B.A in Business Management from the Isenberg School of Management at the University of Massachusetts.

Eugene I. Davis. Mr. Davis has served on our Board of Directors since February 2008. Mr. Davis has served as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, L.L.C., a consulting firm specializing in turn-around management, mergers and acquisitions and strategic planning advisory services, since 1999. He served as Chief Operating Officer of Total-Tel USA Communications, Inc., an integrated telecommunications provider, from 1998 to 1999. Mr. Davis served in various capacities including as director, Executive Vice President, President and Vice Chairman of Emerson Radio Corp., a distributor of consumer electronics products, from 1990 to 1997. He served in various capacities including as a director, Chief Executive Officer and Vice Chairman of Sports Supply Chain, Inc., a distributor of sporting goods and athletic equipment, from 1996 to 1997. Prior to such time, Mr. Davis was an attorney in private practice. Mr. Davis presently serves as Chairman of the Board of Atlas Air Worldwide Holdings, Inc., Atari, Inc. and Foamex International, Inc. Mr. Davis also serves as a Director of American Commercial Lines, Inc., Delta Air Lines, Inc., Knology, Inc., Medicor Ltd., Oglebay Norton Company, Rural/Metro Corporation, Silicon Graphics, Inc., Footstar Inc. and Pliant Corporation. Mr. Davis received B.A. in International Politics from Columbia University, Columbia College, a Masters in International Affairs, International Law and Organization from Columbia University’s School of International Affairs, and a J.D. from Columbia University’s School of Law.

Jacques Leduc. Mr. Leduc has served on our Board of Directors since April 2006. He is a co-founder and managing partner of Trio Capital Inc., a private equity and venture capital firm that he started in January 2006, which invests primarily in telecommunications and new media. He served as Chief Financial Officer of Microcell Telecommunications Inc., a nationwide wireless operator in Canada from February 2001 through November 2004, and as Vice President Finance and Director Corporate Planning from January 1995 to February 2001. Mr. Leduc holds a Masters degree in Business Administration from Ecole des Hautes Etudes Commercials de Montreal and a Bachelors degree in Business Administration from the Universite du Quebec a Montreal. Mr. Leduc has also served as a member of the Board of Directors of Rural Cellular Corporation, Inc., a wireless communications service provider, from May 2005 to August 2009.

David Meltzer. Mr. Meltzer has served on our Board of Directors since February 2006. Mr. Meltzer has served as Senior Vice President for International Services for the American Red Cross since July 2005, with overall responsibility for international disaster response activities, international development programs and various international policy matters. From January 2002 to February 2005, Mr. Meltzer served as the General Counsel and Executive Vice President for Regulatory Affairs for Intelsat Global Service Corporation, a wholly-owned subsidiary of Intelsat, Ltd. From July 2001 to September 2001, he served as Vice President and General Counsel of Intelsat Global Services Corporation. From December 1999 to September 2001 he served as Vice President and General Counsel for INTELSAT. From 1989 to December 1999, Mr. Meltzer served in various other positions with INTELSAT, including as Senior Director in the Corporate Restructuring Division. Mr. Meltzer holds a B.A. in International Relations from the University of Pennsylvania and a J.D. from The George Washington University Law School.

Dean Olmstead. Mr. Olmstead has served on our Board of Directors since February 2008. Mr. Olmstead is the President of Satellite Services for EchoStar Corporation. Before joining EchoStar in January 2008, Mr. Olmstead served as an advisor to Loral Space & Communications on strategic and growth opportunities for its satellite service businesses and served on its board of directors. Additionally, he was President of Arrowhead Global Solutions, President and CEO of SES Americom and held leadership positions with DirecTV Japan, NASA and the U.S. State Department. Mr. Olmstead holds a B.S. in Economics-Mathematics from Western Washington University, a M.A. from Stanford University’s Terman School of Engineering, and also completed Ph.D. studies in Economics at The American University.

David J. Rayner. Mr. Rayner has served on our Board of Directors since February 2008. Mr. Rayner is Chief Administrative Officer of EchoStar Corporation. Prior to that, Mr. Rayner served as Executive Vice President of Installation Services and had previously held the position of Chief Financial Officer of EchoStar Communications Corporation. Before joining EchoStar in December 2004, Mr. Rayner served as Senior Vice President and Chief Financial Officer of Time Warner Telecom in Denver. From February 1997 to May 1998, Rayner served as Vice President of Finance for Time Warner Telecom, and he was Controller for that company from May 1994 to February 1997. From 1982 to 1994, Rayner also held various financial and operational management positions with Time Warner Cable. He received his bachelor’s degree in Accountancy from Northern Illinois University.

CORPORATE GOVERNANCE

On an annual basis each director and executive officer is obligated to complete a Directors and Officers Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The Board is charged with resolving any conflicts of interest involving the Chief Executive Officer, the Chief Financial Officer or any executive officer of the Company.

Communications with Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our General Counsel at our principal executive offices located at 12010 Sunset Hills Road, Reston, Virginia 20190. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on the Company’s books, of the stockholder sending such communication, and (iii) the class and number of shares of TerreStar that are beneficially owned by such stockholder. The General Counsel will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the General Counsel has the authority to discard the communication or to take appropriate legal action regarding such communication.

MEETINGS AND COMMITTEES OF THE BOARD

Board Committees and Meetings

The Board of Directors conducts its business through meetings and through its committees. The Board of Directors consisted of five directors at the beginning of 2008 and was expanded to eight members in February 2008 with the additions of Messrs. Davis, Olmstead and Rayner. Robert Brumley, our former President and Chief Executive Officer, resigned from our Board of Directors in April 2008.

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, applicable committee and stockholders’ meetings. The Board of Directors met 19 times during 2008. During 2008, each director attended or participated in at least 75% of the aggregate of the meetings held by our Board of Directors and each committee of the Board of Directors on which he served during the period for which he served.

In February 2008 in connection with entering into certain agreements with affiliates of Harbinger Capital Partners and EchoStar Corporation, we agreed to expand the size of the Board of Directors from five to eight members through the additions of Messrs. Davis, Olmstead and Rayner. For more information regarding these transactions please see our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2008.

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The standing committees of the Board of Directors are: the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee. In accordance with best practice, all the committees are comprised solely of non-employee, independent directors, as defined by the Marketplace Rules of The Nasdaq Stock Market, Inc. The charter of each committee is available on our website at www.terrestarcorp.com and free of charge in print to any stockholder who requests it. The table below shows the membership of each of the standing Board committees as of December 31, 2008. In January 2009 Mr. Leduc resigned from the Audit Committee and Mr. Davis was named Chairman.

Audit Committee	Compensation and Stock Option Committee	Nominating Committee
Jacques Leduc*	David Meltzer*	David Andonian*
David Andonian	David Andonian	David Meltzer
David J. Rayner	William Freeman	William Freeman
Eugene I. Davis	Dean Olmstead	Jacques Leduc

*	Denotes Committee Chairman

Audit Committee

Each member of the Audit Committee is “independent” as defined under the applicable Marketplace Rules of The Nasdaq Stock Market, Inc. The Audit Committee is responsible for reviewing our internal auditing procedures and accounting controls and will consider the selection and independence of our outside auditors. During 2008, the Audit Committee met seven times.

During 2008, our Board of Directors determined that Jacques Leduc was the “Audit Committee financial expert” as such term is defined under Item 407 of Regulation S-K and a “financially sophisticated audit committee member” under Rule 4350(d)(A) of the Marketplace Rules of The Nasdaq Stock Market Inc. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Leduc’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Leduc any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors, and his designation as the Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors. In making this determination, the Board of Directors considered Mr. Leduc’s educational background and business experience, which is described above. Our Audit Committee charter is available on our website at www.terrestarcorp.com. Jacques Leduc served as Chairman of the Audit Committee until January 2009. Eugene I. Davis was named Chairman of the Audit Committee on February 10, 2009 and has been designated as the “Audit Committee financial expert.”

Compensation and Stock Option Committee

The Compensation and Stock Option Committee consisted of Mr. Meltzer, Mr. Andonian and Mr. Freeman until March 2008, and in April 2008 Mr. Olmstead was added to the committee. The Compensation and Stock Option Committee is responsible for reviewing certain of TerreStar’s compensation programs, making recommendations to the Board of Directors with respect to compensation, and administering our stock option plan. During 2008, the Compensation and Stock Option Committee met four times. Our Compensation and Stock Option Committee charter is available on our website at www.terrestarcorp.com.

Nominating Committee

The Nominating Committee consisted of Messrs. Andonian, Leduc, Freeman and Meltzer. Each member of the Nominating Committee is “independent” as defined under the applicable Marketplace Rules of The Nasdaq Stock Market, Inc. The Nominating Committee is responsible for selecting candidates to stand for election as directors. During 2008, the Nominating Committee met one time. Our Nominating Committee charter is available on our website at www.terrestarcorp.com.

Director Nominations

The Nominating Committee is responsible for selecting candidates to stand for election as directors. The Nominating Committee actively seeks individuals who meet the qualifications established by the Nominating Committee to become members of our Board of Directors, including evaluating persons suggested by stockholders or others and conducting appropriate inquiries into the backgrounds and qualifications of possible nominees. The Nominating Committee selects those nominees whose attributes it believes would be most beneficial to TerreStar. This assessment includes such issues as experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the Board of Directors. Any stockholder that wishes to propose a candidate should send such candidate to the attention of the Nominating Committee at the address given in the section entitled “Communications with Directors” above.

In February 2008, in connection with entering into certain agreements with affiliates of Harbinger Capital Partners and EchoStar Corporation, we agreed to expand the size of the Board of Directors from five to eight members through the additions of Messrs. Davis, Olmstead and Rayner. The size of the Board of Directors was reduced to seven members, with one vacancy, upon the resignation of Mr. Brumley in April 2008. For more information regarding these transactions please see our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2008.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer. This code of ethics has been approved by our Board of Directors and has been designed to deter wrongdoing among directors, officers and employees and promote honest and ethical conduct, full, fair, accurate and timely disclosure, compliance with applicable laws, rules and regulations, prompt internal reporting of code violations, and accountability for adherence to our code. Our code of ethics is available on our website, www.terrestar.com.

Independent Director Meetings

The independent members of our Board of Directors meet in conjunction with each regularly scheduled meeting of our Board of Directors and other sessions may be called at the request of the independent directors.

Attendance at Annual Meetings

TerreStar does not have a policy regarding the attendance of Board members at annual meetings. Mr. Freeman attended the 2008 annual meeting of stockholders in person.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are past or present employees or officers of the Company or any of our subsidiaries. No member of our Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on a board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serve on our board or our compensation committee.

DIRECTOR COMPENSATION

The following chart shows the cash amounts and the value of other compensation paid to each non-employee member of the Board of Directors for their service in 2008. We did not grant non-equity incentive plan awards, restricted stock or any compensation other than the payment of fees and the grant of stock options as shown below.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (d)	Total ($) (h)
David Andonian	71,500	192,000	255,300
William Freeman	100,500	203,450	287,450
Eugene Davis(1)	40,000	11,500	74,850
Jacques Leduc	69,000	192,000	255,300
David Meltzer	58,500	192,000	255,300
Dean Olmstead(1)	—	11,550	11,550
David Rayner(1)	—	11,550	11,550

(1)	Messrs. Davis, Olmstead and Rayner joined the Board of Directors in February 2008.

In February 2006, the Compensation and Stock Option Committee engaged a compensation consultant to review our Board of Directors compensation. Based on that review, effective January 1, 2006, each non-employee member of the Board of Director was entitled to an annual retainer of $30,000, each member of the Compensation and Stock Option Committee and the Nominating Committee was entitled to an additional retainer of $5,000 per year, and each member of the Audit Committee was entitled to an additional retainer of $10,000 per year. In addition, the Chairperson of the Compensation and Stock Option Committee and the Nominating Committee received an additional retainer of $10,000 per year and the Chairperson of the Audit Committee received an additional retainer of $15,000 per year. In addition, non-employee members of the Board receive meeting fees of $1,500 for each Board meeting in excess of six per year. Each member of the Compensation and Stock Option Committee or the Nominating Committee receives meeting fees of $2,000 for each committee meeting in excess of three per year and each member of the Audit Committee receives meeting fees of $2,500 for each meeting in excess of four per year.

Members of the Board of Directors receive an initial grant of 20,000 restricted shares upon joining the Board of Directors and annual grants of 15,000 stock options upon re-election. In 2008, director annual grants that were deferred in 2007 were granted on June 25, 2008. On October 16, 2008, director annual grants for 2008 were issued.

EXECUTIVE OFFICERS OF TERRESTAR

The following sets forth the biographical information for each of TerreStar’s executive officers as of June 8, 2009.

Name	Title	Age
Jeffrey W. Epstein	President	40
Dennis W. Matheson(1)	Chief Technology Officer	48
Vincent Loiacono	Chief Accounting Officer	49
Douglas Brandon	General Counsel and Secretary	50

(1)	Mr. Matheson is an executive officer of our subsidiary TerreStar Networks Inc.

Jeffrey W. Epstein. Mr. Epstein has served as our President and principal executive officer since April 2008. Mr. Epstein served as our Senior Vice President, General Counsel and Secretary from September 2006 to December 2008. In addition, Mr. Epstein served as the General Counsel and Secretary from October 2006 to December 2008 and the Associate General Counsel and Secretary from July 2006 to December 2006 of TerreStar Networks Inc. From October 2003 to July 2006, Mr. Epstein served as Director, Assistant General Counsel, Transactions, for Capital One Financial Corporation. From March 2000 to September 2003, he was an associate at the law firm Piper Rudnick LLP. Mr. Epstein earned a B.A. in Business Administration from the University of Florida, a J.D. from St. Thomas University School of Law and a L.L.M. in Securities and Financial Regulation from Georgetown University Law Center.

Dennis W. Matheson. Mr. Matheson has served as TerreStar Network’s Chief Technology Officer, Senior Vice President—Satellite Operations since January 2006. Mr. Matheson also has served as a Senior Vice President of TerreStar Global since February 2006. From August 1993 to January 2006, Mr. Matheson served as Chief Technical Officer of Motient Corporation. Mr. Matheson holds a B.S. in Electrical Engineering from Clemson University and an M.S. in Electrical Engineering from the University of Tennessee.

Vincent Loiacono. Mr. Loiacono has served as TerreStar’s Chief Accounting Officer and Principal Financial Officer for TerreStar since November 2008. Mr. Loiacono served as Senior Vice President and Corporate Controller of WorldSpace, Inc. from May 2005 to October 2008. Mr. Loiacono served in senior financial management roles in AT&T Government Solutions and Nextel Communications from May 1996 to May 2005. Mr. Loiacono also held senior manager and manager roles at public accounting firms KPMG and Deloitte and Touche. Mr. Loiacono earned a bachelor of business degree in accounting from Bernard Baruch College and is a Certified Public Accountant.

Douglas Brandon. Mr. Brandon was appointed as TerreStar’s General Counsel and Secretary in December 2008. He is responsible for the management of all legal matters for the Company. Prior to joining TerreStar, Mr. Brandon was Vice President of External Affairs & Law, Chief Counsel for Federal Affairs, and Associate General Counsel at AT&T Wireless Services, Inc. Prior to AT&T Wireless, Mr. Brandon had been a Vice President of McCaw Cellular Communications, Inc. Mr. Brandon is a member of the New York, District of Columbia and Virginia (Corporate Counsel) Bars. He is also admitted to appear before the Supreme Court of the United States and the U.S. Court of Appeals for the Second, Ninth and District of Columbia Circuits. He was a law clerk to the Honorable William H. Timbers of the U.S. Court of Appeals for the Second Circuit. Mr. Brandon received his bachelor’s degree from the University of Virginia and his law degree from Vanderbilt University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the combined TerreStar Corporation, or TerreStar, and TerreStar Networks Inc., or Networks, compensation philosophy. For purposes of the following section, except where the context otherwise requires or unless otherwise indicated, the terms “we,” “our” and “us” refer to TerreStar Corporation and its subsidiaries, including Networks.

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth above. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

Our primary business is our ownership of Networks and, as of June 8, 2009, we owned approximately 88% of Networks’ outstanding common stock. Over the past year, we continued to refine and implement a revised compensation system that we adopted in May 2007.

In April 2008, we announced a corporate restructuring that led to the departure of three of our executive officers who were among the five most highly compensated executive officers in 2008. In addition, in October 2008 our Chief Financial Officer resigned from his position and we hired a Chief Accounting Officer.

Compensation Committee Members

The Compensation and Stock Option Committee, or the Compensation Committee, is responsible for establishing basic principles related to our compensation programs and for providing oversight of compensation programs and policies for senior executive officers. The Compensation Committee is currently comprised of David Meltzer, David Andonian, Dean Olmstead and William Freeman, all of whom are independent, non-employee directors. The Compensation Committee maintains a practice of meeting prior to regularly scheduled meetings of the Board of Directors and generally holds executive sessions without management present. Mr. Meltzer serves as the Chairman of the Compensation Committee and sets the meetings and agendas.

On May 23, 2007, the Board of Directors approved a Compensation Committee Charter which delegated to the Compensation Committee the responsibilities of reviewing and approving compensation granted to our executive officers and directors. The Compensation Committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisers as it sees fit. For example, in 2006, the Compensation Committee engaged Strategic Compensation Research Associates, or SCRA, an independent, third-party compensation consultant, to review and assess our compensation practices for our executives and directors. Specifically, SCRA provided recommendations to the Compensation Committee in 2006 with respect to the adoption of the Company’s 2006 Equity Incentive Plan and compensation for the Board of Directors, including the Chairman of the Board. In addition, from time to time the Compensation Committee uses Mercer, an independent, third-party consultant, to review and provide compensation benchmark analysis and studies. During the course of 2008, Mercer provided advice to the Compensation Committee regarding compensation and contractual matters relating to the executives of the Company.

At the request of the Compensation Committee, our President and General Counsel and Secretary regularly participate in Compensation Committee meetings with respect to compensation matters. In addition, the President was actively involved in discussions relating to setting the compensation levels for his direct reports, including each of the other executive officers named in the Summary Compensation table below (together, the “NEOs”), as well as assisting in the formation and design of our compensation programs and policies. The

President was present in Compensation Committee meetings where compensation was determined for other executive officers but he was not present when the Compensation Committee considered and set his compensation. The Compensation Committee reviews and approves compensation components for the President and other executive officers including the following components:

•	Annual base salary;

•	Cash and equity bonuses, including target amounts;

•	Other equity or cash compensation;

•	Employment agreements, severance arrangements, and change in control agreements/provisions, as applicable; and

•	Any other material benefits, compensation or arrangements.

During 2008, the Compensation Committee met four times and acted on the following matters:

•	Employee bonuses for 2008; and

•	Negotiate and enter into employment agreements with executive officers.

Compensation Philosophy

We design our compensation programs to enable us to attract, retain and motivate executive officers to support and achieve our short-term and long-term strategic goals, and to complement our efforts to develop our integrated next-generation communications system. To the extent possible, the Compensation Committee also believes it is important to seek to foster a stockholder perspective in management by awarding stock options and other equity based awards to align the interests of our executives with those of our stockholders.

The Compensation Committee determines executive officer compensation with respect to each element set forth below based upon an independently conducted analysis of publicly-available compensation data and compensation survey data of comparable companies. The President delivers a performance evaluation for each of the other executive officers to the members of the Compensation Committee and makes recommendations on compensation arrangements, including adjustments in base salary, changes in target bonus awards and/or metrics for earning cash incentives and equity grants. Such recommendation is based on competitive market data and a variety of other factors, including individual performance, market competitive pressures, business conditions, the vesting and value of current equity grants, our overall performance and the potential financial impact of implementing the recommendations. The Compensation Committee considers, but is not bound to and does not always accept, the recommendations of the President with respect to executive officer compensation. In addition, the Compensation Committee regularly seeks input from independent compensation consultants prior to making any final determinations.

To determine the compensation of our President and other executive officers, the Compensation Committee, through consultation with the remaining independent members of the Board of Directors, assesses each officer’s performance and considers competitive market data and other factors described herein.

We believe it is in our stockholders’ best interests to ensure that our executive compensation is competitive with those of other companies of similar size and complexity. The Compensation Committee seeks independent professional assistance and advice from outside consulting firms from time to time in the development and utilization of the competitive market data and the establishment of its executive compensation programs.

Based upon the compensation survey data and publicly-available information, we produced an overall range of competitive market data for the compensation of each of our executive officers.

Elements of Compensation

Base Salary

We target base salary at the median level of the compensation survey data and publicly-available information mentioned above in order to retain and reward executive talent. However, to better support our objective to retain and properly reward executive officers, we also consider other factors, such as duties and responsibilities not typically found in similar positions with comparable companies, prior experience, job performance, tenure, any distinctive value to the organization, and general market conditions. On April 18, 2008, TerreStar announced the resignations of Robert Brumley, President and CEO, Michael Reedy, Chief Operating Officer, and Doug Sobieski and the appointment of Jeffrey Epstein as President. On November 26, 2008, TerreStar announced the resignation of Neil L. Hazard, Executive Vice President and Chief Financial Officer, and the appointment of Vincent Loiacono as Chief Accounting Officer. Each of these former executive officers were among our most highly compensated executive officers in 2008.

During 2008, the Compensation Committee set each named executive officer’s base salary as follows:

Name	2008 Base Salary ($)	2009 Base Salary ($)
Douglas Brandon	200,000	235,000
Jeffrey Epstein	364,000	425,000
Vincent Loiacono(1)	N/A	250,000
Dennis Matheson(2)	364,000	364,000
Robert Brumley	572,000	N/A
Neil Hazard	416,000	N/A
Michael Reedy	364,000	N/A
Doug Sobieski	364,000	N/A

(1)	Mr. Loiacono was hired October 31, 2008.
(2)	Mr. Matheson is an executive officer of our subsidiary TerreStar Networks Inc.

Cash Incentives

We structure a cash incentive plan, our Bonus Plan, to align the financial incentives of our employees and executive officers with our short-term and long-term operating goals and interests of our stockholders, and to reward exceptional performance. Some of our executive officers currently have employment agreements with Networks and have cash bonus target amounts set forth in such contracts. Each fiscal year, the Compensation Committee approves the structure of and performance metrics, including each metric’s relative weight, under our Bonus Plan.

For 2008, the Compensation Committee considered the various goals and milestones established and achieved by Networks and its executive officers and decided to award the bonus targets for achieving these goals. These goals included closing on a series of significant financings; ensuring satellite and launch readiness for meeting regulatory milestones and business needs; continued development of integrated satellite/terrestrial user devices, including the introduction of the first-ever dual mode satellite/terrestrial smartphone reference design; and the continued development of a universal chipset for integrated S Band applications, including the execution of a contract with Qualcomm Incorporated. For 2009, the Compensation Committee has set various goals and milestones, including: launching our satellite in the second quarter; securing all material regulatory authorizations; ensuring the availability of a commercial user device; and achieving certain other financial milestones. Prior to awarding any bonus for 2009 the Compensation Committee will review each named executive officer’s and the Company’s performance with respect to the stated goals and milestones and make bonus determinations for such officers.

In 2008, the President’s annual target bonus was approximately 75% of his annual base salary, or $318,750, and the annual target bonus for our General Counsel and Secretary was 40% of his annual base salary, or $80,000. The fiscal 2008 bonus for our President was based on targets established in his employment agreement. Bonus and severance payments were made for those executives that resigned in 2008 based on their contractual agreements. Similar calculations were used for other executive and employee bonuses.

For 2008, the Compensation Committee set each named executive officers target cash bonus and actual cash bonus paid as follows:

Name	2008 Target Bonus (% of Base)	2008 Cash Bonus Earned ($)
Douglas Brandon	40%	40,000
Jeffrey Epstein	75%	318,750
Vincent Loiacono	N/A	N/A	(1)
Dennis Matheson(2)	60%	218,400
Robert Brumley	85%	582,535	(3)
Neil Hazard	60%	216,000	(3)
Michael Reedy	60%	42,000	(3)
Doug Sobieski	60%	42,000	(3)

(1)	Mr. Loiacono was hired October 31, 2008 and was not eligible for a 2008 bonus.
(2)	Mr. Matheson is an executive officer of our subsidiary TerreStar Networks Inc.
(3)	Includes cash bonuses paid to Messrs. Brumley, Hazard, Reedy and Sobieski in 2008 as part of their separation agreements.

For 2009, the Compensation Committee has set target cash bonus amounts as a percentage of each named executives base salary. While these amounts are subject to change by the Compensation Committee the target bonus amounts for Messrs. Epstein, Loiacono, Matheson and Brandon are 75%, 50%, 60%, and 50% of their respective 2009 base salaries.

Equity Incentives

We provide long-term incentive compensation through the award of stock options under our 2006 Equity Incentive Plan. In connection with the new compensation structure, on May 1, 2007, the Compensation Committee and Board of Directors approved the issuance of approximately 3.8 million non-qualified options to purchase TerreStar common stock to TerreStar Networks Inc. employees and to executive officers of TerreStar Networks Inc. who also serve as officers of TerreStar. One-third of these options vest each year over three years starting from January 1, 2008.

In addition, the Board of Directors approved a modification to the TerreStar Corporation Option Plan, and on May 23, 2007, we cancelled approximately 2.5 million fully vested non-qualified options to purchase Networks common stock in exchange for the issuance of approximately 5.3 million fully vested non-qualified options to purchase TerreStar Corporation Common Stock to Networks employees and to executive officers of Networks who also serve as officers of TerreStar. These options vested on May 23, 2007, and the options became exercisable in two equal annual installments on January 1, 2008 and January 1, 2009, respectively.

During 2008, we issued approximately 0.6 million shares of restricted stock awards to our employees under the 2006 Equity Incentive Plan. Fifty percent of the shares vest ninety days following the successful launch and in orbit test check-in of TerreStar-1 satellite and the remaining fifty percent vest upon the first anniversary of the initial vesting date. We also issued 0.1 million shares of restricted stock to certain TerreStar executives. These shares vest in three equal tranches on the anniversary of their grant. The fair value of restricted stock awards is based on the stock price at the date of grant. Restricted stock awards are settled in our shares of Common Stock after the vesting period.

The Compensation Committee regularly reviews our long-term incentive compensation practices. Potential changes include adjusting the mix of equity awards granted, adjusting the vesting schedule of the equity awards, and using other forms of equity and/or non-equity long term incentive compensation with vesting based upon the achievement of performance metrics. Consistent with our philosophy of paying for performance, no executive is entitled to an automatic equity grant. In determining the proper amount and mixture of equity awards granted to each executive officer, we consider a variety of factors, including such executive officer’s contribution to our performance, current equity holdings, ability to influence future performance and relative position within our organization, the competitive market data described above, the relative value of each equity award, the financial impact on our profitability and the dilutive impact to our stockholders.

In addition to the above, the stock options generally have change in control vesting acceleration, forfeiture, transfer restrictions and other customary provisions. In determining which elements of compensation are to be paid, and how they are weighted, we also take into account our compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code precludes us from taking a deduction for compensation in excess of $1 million for our executive officers named in the Summary Compensation Table. Certain performance-based compensation is specifically excluded from the deduction limit. Our policy is to qualify, to the extent reasonable, the compensation of our executive officers for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated objectives and that the loss of a tax deduction may be necessary in some circumstances.

Generally Available Benefit Plans and Executive Perquisites

We do not provide significant perquisites or personal benefits to our NEOs. In 2008, we provided each of our executive officers health care coverage and life insurance coverage that is generally available to all of our salaried employees. Also, we maintain a 401(k) Plan for our employees, including our executive officers, because we wish to encourage our employees to save a portion of their cash compensation, through voluntary deferrals, for their eventual retirement. The executive officers are entitled to participate in the company-sponsored 401(k) Plan on the same terms as all employees. Under our 401(k) Plan, we provide all employees with matching contributions, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. Our executive officers do not receive any retirement benefits beyond those generally available to our salaried employees.

Employment Agreements and Change in Control Agreements

We maintain employment agreements with Messrs. Epstein and Matheson. For more information on these employment agreements, please read “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change-in-Control” below. These agreements provide for severance compensation to be paid if the employment of the executives is terminated under certain conditions, including, without limitation, his death or disability, following a change in control, for “good reason” or termination by us for any reason other than upon his death or disability, including for “cause,” each as defined in the agreements. We have entered into a change in control arrangement with Messrs. Loiacono and Brandon that is described in “Executive Compensation—Potential Payments upon Termination or Change-in-Control” below.

Compensation and Stock Option Committee Interlocks and Insider Participation

In 2008, Messrs. Meltzer, Andonian, Freeman and Olmstead served as members of our Compensation and Stock Option Committee. None of Messrs. Meltzer, Andonian, Freeman or Olmstead were at any time during 2008, or at any other time, an officer or employee of TerreStar Corporation or any of its subsidiaries. Further, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of another entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation and Stock Option Committee, or other committee performing a similar function, at any time during 2008.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

We, the Compensation Committee of the Board of Directors, have reviewed and discussed this Compensation Discussion and Analysis, or CD&A, as required by Item 402(b) of Regulation S-K with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align TerreStar Corporation’s performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term. Accordingly, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

Submitted by the Compensation and Stock Option Committee of the Board of Directors:

David Meltzer, Chairman

David Andonian

William Freeman

Dean Olmstead

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned for the fiscal year ended December 31, 2008 by our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Jeffrey Epstein President (4)	2008 2007 2006	406,123 275,000 69,231	— — —	145,652 — —	470,599 228,996 —	318,750 151,666 75,000		— — —	162 150 50		1,341,286 655,812 144,281

Douglas Brandon General Counsel and Secretary (5)	2008 2007	200,000 116,154	— —	24,972 —	— —	40,000 37,331		— —	414 166		265,386 153,485

Vincent Loiacono Chief Accounting Officer (6)	2008	39,423	—	835	—	—		—	42		40,300

Dennis Matheson Chief Technology Officer (7)	2008 2007 2006	363,946 350,000 200,000	— — —	37,423 — —	634,596 310,882 2,401,500	218,400 168,000 150,00		— — —	270 280 140		1,254,635 829,162 2,751,640

Robert Brumley Former President and CEO (10)	2008 2007 2006	175,915 550,000 300,000	— 83,333 —	— — —	392,517 3,419,388 3,201,232	585,535 420,750 216,000	(8)	— — —	1,815,289 43,455 6,965	(9)	2,969,256 4,516,926 3,724,197

Neil Hazard Former Executive Vice President, CFO (11)	2008 2007 2006	399,938 400,000 131,154	— 41,666 —	— — —	16,045 1,326,713 474,000	216,000 216,000 103,125	(8)	— — —	669,515 804 20	(9)	1,301,498 1,985,183 708,299

Michael Reedy Former Chief Operating Officer (12)	2008 2007 2006	111,946 350,000 200,000	— — —	— — —	240,970 2,428,816 2,198,478	42,000 168,000 150,000	(8)	— — —	597,856 168 —	(9)	992,772 2,946,984 2,548,478

Doug Sobieski Former Chief Marketing Officer (13)	2008 2007 2006	111,946 350,000 200,000	— — —	— — —	163,540 310,882 2,401,500	42,000 168,000 150,000	(8)	— — —	596,543 430 200	(9)	914,029 829,312 2,751,700

(1)	Each amount reflected in this column is the compensation cost recognized by TerreStar during the applicable year under Statement of Financial Accounting Standard No. 123R (Share-Based Payment) for grants made in 2008 and prior years, disregarding forfeitures. The fair value is estimated on the date of grant using the Black-Scholes option-pricing model. For a discussion of the assumptions underlying the calculation under SFAS 123R see Note 10, Employee Stock Benefit Plans in our Form 10-K for the year ended December 31, 2008.
(2)	Represents amounts earned under the Company’s Cash Bonus Plans.
(3)	Includes group term life insurance premiums.
(4)	Mr. Epstein’s employment as President began in April 2008.
(5)	Mr. Brandon’s employment as General Counsel and Secretary began in December 2008.
(6)	Mr. Loiacono’s employment began in November 2008.
(7)	Mr. Matheson is the Chief Technology Officer of our subsidiary of TerreStar Networks Inc.
(8)	Messrs. Brumley, Hazard, Reedy and Sobieski were issued cash bonuses as part of their separation agreements.
(9)	In connection with their separation from TerreStar in 2008, we were obligated to pay certain severance amounts to Messrs. Brumley, Hazard, Reedy and Sobieski. Severance payments in the amounts of $1,139,493, $25,600, $425,600 and $425,600 were paid in 2008 to Messrs. Brumley, Hazard, Reedy and Sobieski, respectively, and $651,139, $614,000, $156,800 and $136,000 will be paid in 2009.
(10)	Mr. Brumley’s employment with TerreStar terminated in April 2008.
(11)	Mr. Hazard’s employment with TerreStar terminated in November 2008.
(12)	Mr. Reedy’s employment with TerreStar terminated in April 2008.
(13)	Mr. Sobieski’s employment with TerreStar terminated in April 2008.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (2) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Max. ($) (e)
Jeffrey Epstein			318,750	(3)
	5/8/2008				94,444			424,998

Douglas Brandon			80,000	(3)
	6/27/2008				20,000			84,400
	12/26/2008				50,000			22,500

Vincent Loiacono	11/24/2008				50,000			14,000

Denis Matheson (4)			218,400	(3)
	5/8/2008				24,266			109,197

Robert Brumley	4/15/2008					145,175	11.30	81,298

(1)	Represents amounts available under the 2008 Cash Incentive Plan. Actual amounts paid under the 2008 Cash Incentive Plan to the executive officers are set forth in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”
(2)	For a discussion of the assumptions underlying the calculation under SFAS 123R see Note 10 Employee Stock Benefit Plans in our Form 10-K for the year ended December 31, 2008.
(3)	The Compensation Committee may elect to award bonus amounts in amounts in excess of target bonus amounts.
(4)	Mr. Matheson is an executive officer of our subsidiary of TerreStar Networks Inc.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (g)	Market Value of Shares or Units of Stock that Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
Jeffrey Epstein	34,375		68,750			11.30	4/30/2017
	26,700		26,700	(2)		11.35	5/23/2017
							5/08/2018	94,444

Douglas Brandon							6/27/2018	20,000
							12/26/2018	50,000

Vincent Loiacono							11/24/2018	50,000

Dennis Matheson (1)	46,666		93,334			11.30	4/30/2017
	133,500		133,500	(2)		11.35	5/23/2017
							5/8/2018	24,266

Robert Brumley	349,500					11.30	4/30/2017
	400,500	(2)				11.35	5/23/2017
	145,175					11.30	4/15/2018

Neil Hazard	160,000					11.30	4/30/2017
	356,000	(2)				11.35	5/23/2017

Michael Reedy	300,200					11.30	4/30/2017
	267,000	(2)				11.35	5/23/2017

Doug Sobieski	140,000					11.30	4/30/2017
	267,000	(2)				11.35	5/23/2017

(1)	Mr. Matheson is an executive officer of our subsidiary TerreStar Networks Inc.
(2)	These options were vested as of December 31, 2008 but were subject to contractual restrictions with respect to their exercise and the sale of the underlying shares of common stock. Those restrictions lapsed with respect to 50% of the shares underlying the option on January 1, 2008 and lapsed as to the remaining 50% of the shares on January 1, 2009.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2008

None of our Named Executive Officers exercised stock options or acquired shares of restricted stock in 2008.

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits to our executive officers. We have implemented these programs in order to ensure that we are able to continue to attract and retain top talent, as well as ensure that during the uncertainty associated with a potential change in control the executive officers remain focused on their responsibilities and ensure a maximum return for our stockholders.

On April 16, 2008, we announced the departure of three of our executive officers, Robert Brumley, Michael Reedy and Doug Sobieski. On November 26, 2008, we announced the departure of Neil Hazard, Chief Financial Officer. Please see the information in the Summary Compensation Table above for a description of the payments made to each of these former executive officers in connection with their departure.

The following summaries set forth potential payments payable to Jeffrey Epstein, our President, and Dennis Matheson, our Chief Technology Officer, Senior Vice President—Satellite Operations upon termination of employment or a Change in Control of us under their current employment agreements and our stock plans and other compensation programs.

Termination and Change of Control. Both Mr. Epstein and Mr. Matheson are entitled to certain benefits under his employment agreement upon any of the following:

•	we terminate his employment for Cause (as defined in each Employment Agreement);

•	we terminate his employment as a result of his death or Permanent Disability (as defined in each Employment Agreement);

•	we terminate the his employment for reason other than Cause;

•	The executive terminates his employment for Good Reason (as defined in each Employment Agreement); and

•	the executive experiences a Change in Control Position Modification (as defined in each Employment Agreement) within 3 months following a Change of Control.

If either Mr. Epstein or Mr. Matheson’s employment is terminated for Cause, he shall be entitled to all salary and expense reimbursements due to him through the date of his termination.

If either Mr. Epstein or Mr. Matheson’s employment is terminated as a result of his death or Permanent Disability, he shall be entitled to (i) all salary and expense reimbursements due to him through the date of his termination, (ii) an aggregate amount equal to one-half of his then-current annual base salary and target bonus and (iii) all then unvested options held by him shall immediately vest.

If we terminate Mr. Epstein or Mr. Matheson’s employment for reason other than Cause or if Mr. Epstein or Mr. Matheson terminates his employment for Good Reason, he shall be entitled to (i) all salary and expense reimbursements due to him through the date of his termination, (ii) an aggregate amount equal to his base salary and target bonus, (iii) all then unvested options held by him shall immediately vest and (iv) we shall pay COBRA premiums on behalf of him for a period of not more than 18 months.

In the event Mr. Epstein or Mr. Matheson’s experiences a Change of Control Position Modification within three months of a Change of Control, he shall be entitled to (i) all salary and expense reimbursements due to him through the date of his termination, (ii) an aggregate amount equal to two times his base salary and target bonus, (iii) all then unvested options held by him shall immediately vest and (iv) we shall pay COBRA premiums on behalf of him for a period of not more than 18 months.

Jeffrey Epstein

Assuming that Mr. Epstein’s employment with TerreStar was terminated under each of these circumstances, or a change of control occurred on December 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)		Value of Equity Awards Received or to be Received ($)
Termination for Cause	0		0
Death or Disability	637,000	(2)		(1)
Termination for Good Reason by Mr. Epstein or without Cause by TerreStar	771,650	(3)		(1)
Change of Control Position Modification within 3 months of a Change of Control	1,515,400	(4)		(1)

(1)	As of December 31, 2008, Mr. Epstein held unvested stock options to purchase 95,450 and 94,444 shares of our common stock. As of December 31, 2008 the exercise price of his unvested stock options exceeded the fair market value of our common stock on that date and therefore the unvested stock options were determined to not have any value for purposes of this calculation.
(2)	Cash severance is equal to the sum of 75% of Mr. Epstein’s base salary ($318,750) and 100% of Mr. Epstein’s target bonus ($318,750).
(3)	Cash severance is equal to the sum of Mr. Epstein’s base salary ($425,000), Mr. Epstein’s target bonus ($318,750) and estimated COBRA premiums for 18 months ($27,900).
(4)	Cash severance is equal to the sum of two times Mr. Epstein’s base salary ($850,000), two times Mr. Epstein’s target bonus ($637,500) and estimated COBRA premiums for a period of 18 months ($27,900).

Dennis Matheson

Assuming that Mr. Matheson’s employment with TerreStar was terminated under each of these circumstances, or a change of control occurred on December 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)		Value of Equity Awards Received or to be Received ($)
Termination for Cause	0		0
Death or Disability	291,000	(2)		(1)
Termination for Good Reason by Mr. Matheson or without Cause by TerreStar	610,300	(3)		(1)
Change of Control Position Modification within 3 months of a Change of Control	1,192,700	(4)		(1)

(1)	As of December 31, 2008, Mr. Matheson held unvested stock options to purchase 226,834 and 24,266 shares of our common stock. As of December 31, 2008 the exercise price of his unvested stock options exceeded the fair market value of our common stock on that date and therefore the unvested stock options were determined to not have any value for purposes of this calculation.
(2)	Cash severance is equal to the sum of 50% of Mr. Matheson’s base salary ($182,000) and 50% of Mr. Matheson’s target bonus ($109,000).
(3)	Cash severance is equal to the sum of Mr. Matheson’s base salary ($364,000), Mr. Matheson’s target bonus ($218,400) and estimated COBRA premiums for 18 months ($27,900).
(4)	Cash severance is equal to the sum of two times Mr. Matheson’s base salary ($728,000), two times Mr. Matheson’s target bonus ($436,800) and estimated COBRA premiums for a period of 18 months ($27,900).

Vincent Loiacono

In connection with Mr. Loiacono’s employment, TerreStar has agreed to pay Mr. Loiacono an amount equal to 50% of his annual salary in the event his employment with us is terminated other than for Cause or in connection with a change of control. Mr. Loiacono’s base salary for 2009 is $250,000; therefore in the event Mr. Loiacono’s employment is terminated other than for Cause or in connection with a change of control he would be paid $125,000.

Douglas Brandon

In connection with Mr. Brandon’s employment, TerreStar has agreed to pay Mr. Brandon an amount equal to 50% of his annual salary in the event his employment with us is terminated other than for Cause or in connection with a change of control. Mr. Brandon’s base salary for 2009 is $235,000; therefore in the event Mr. Brandon’s employment is terminated other than for Cause or in connection with a change of control he would be paid $117,500.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Friedman LLP served as the Company’s public accounting firm in the years ended December 31, 2007 and 2008. The Company has invited representatives of Friedman LLP to participate in the annual meeting of stockholders, but is unsure if they will do so. If representatives of Friedman LLP attend the annual meeting of the stockholders, they will have the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Friedman LLP and billed to us for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, and fees for other services billed by Friedman LLP during those periods:

	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
Audit fees	$541,380	$823,831
Audit related fees	151,821	96,654
Tax fees	0	0
Other	0	20,193

Total	$693,201	$940,678

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K, the quarterly reviews of financial statements included in our Quarter Reports on Form 10-Q and audit and testing of the company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Audit-related services include fees for consultations concerning financial accounting and reporting matters and for services in connection with our 401(k) Plan. Audit-related fees are disclosed as those audit-related fees paid during the specified fiscal year.

Tax Fees. Tax services include fees for tax compliance, tax advice and tax planning. Tax fees are disclosed as those tax fees paid during the specified fiscal year.

All Other Fees. Includes fees related to permitted corporate finance assistance and permitted advisory services.

Audit Committee Policies

The Audit Committee of our Board of Directors is solely responsible for the approval in advance of all audit and permitted non-audit services to be provided by the independent auditors (including the fees and other terms thereof), subject to the de minimis exceptions for non-audit services provided by Section 10A(i)(1)(B) of the Exchange Act, which services are subsequently approved by the Audit Committee prior to the completion of the audit. None of the fees listed above are for services rendered pursuant to such de minimis exceptions.

AUDIT COMMITTEE REPORT

At recent meetings, the Audit Committee has discussed the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2009 and is considering changing the Company’s auditors. Because this process has not yet concluded, the Audit Committee is not submitting the selection of the Company’s independent public auditors to the stockholders for ratification at this time. It should be noted that stockholder ratification of the Audit Committee’s selection is not required. The Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders.

The Audit Committee reports as follows with respect to the audit of our fiscal 2008 audited financial statements:

Management is responsible for TerreStar Corporation’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of TerreStar’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with management regarding the audited financials statements. Management has represented to the Audit Committee that TerreStar’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

We have discussed with TerreStar’s independent auditors, Friedman LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Friedman LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in TerreStar Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Eugene Davis (Chair)

David Andonian

David J. Rayner

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 8, 2009 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director

•	each executive officer named in the summary compensation table in Item 11 of this Annual Report;

•	each current executive officer; and

•	all current directors and executive officers as a group.

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). In addition, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, “beneficial ownership” includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same securities.

Each of the stockholders named in this table has sole voting and investment power with respect to the Common Shares shown as “beneficially owned.” The percentage ownership of each stockholder is calculated based on 139,211,285 shares of common stock outstanding as of June 8, 2009.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Executive Officers
Jeffrey Epstein (1)	719,094	*
Vincent Loiacono (2)	60,000	*
Dennis Matheson (3)	500,183	*
Douglas Brandon (2)	75,000
William Freeman, Chairman of the Board (4)	45,600	*
David Andonian, Director (5)	45,000	*
David Rayner, Director (6)	20,000	*
Jacques Leduc, Director (5)	45,000	*
Eugene Davis, Director (7)	20,000	*
David Meltzer, Director (8)	40,000	*
Dean Olmstead, Director (6)	20,000	*
Current Directors and Officers as a Group (10 persons)	981,794	*

Other 5% Stockholders
Harbinger Capital Partners (9)	88,855,174	48.4%
EchoStar Corporation (10)	39,180,172	26.4%
Solus Alternative Asset Management LP (11)	12,190,414	8.4%

*	Less than 1%.

Share ownership reflects options to purchase Common Shares exercisable within 60 days of the date hereof.

(1)	Includes 596,944 shares of non-vested restricted Common Shares, and 30,000 shares purchased open market and 122,150 options to purchase Common Shares. The non-vested Common Shares are subject to repurchase by the Company in the event of termination of service.

(2)	Includes non-vested restricted Common Shares. The non-vested restricted Common Shares are subject to repurchase by the Company in the event of termination of service.
(3)	Includes 98,849 shares of non-vested restricted Common Shares, 41,000 shares purchased on the open market and 360,334 options to purchase Common Shares. The non-vested restricted Common Shares are subject to repurchase by the Company in the event of termination of service. Mr. Matheson is an executive officer of our subsidiary TerreStar Networks Inc.
(4)	Includes options to purchase Common Shares.
(5)	Includes 18,000 shares of vested restricted Common Shares, 12,000 non-vested restricted Common Shares and 15,000 options to purchase Common Shares. The non-vested restricted Common Shares are subject to repurchase by the Company in the event of termination of service.
(6)	Includes 8,000 vested restricted Common Shares, 12,000 non-vested restricted Common Shares. The non-vested Common Shares are subject to repurchase by the Company in the event of termination of service. Messrs. Olmstead and Rayner expressly disclaimed beneficial ownership of any shares not directly owned by them.
(7)	Includes 8,000 vested restricted Common Shares, 12,000 non-vested restricted Common Shares. The non-vested Common Shares are subject to repurchase by the Company in the event of termination of service.
(8)	Includes 15,000 vested restricted Common Shares, 10,000 non-vested restricted Common Shares and 15,000 options to purchase Common Shares. The non-vested restricted Common Shares are subject to repurchase by the Company in the event of termination of service.
(9)	Funds Affiliated with Harbinger Capital Partners Master Fund I, Ltd. Pursuant to a Schedule 13D/A dated April 22, 2009, as filed with the Commission, Harbinger Holdings LLC reported it had shared voting and dispositive power over 88,855,174 Common Shares, including 1,886 shares issuable upon exercise of warrants, 4,405,170 shares issuable upon conversion of shares of Series B Preferred Stock and approximately 40,000,000 shares issuable upon conversion of shares of Series E Preferred Stock. Each of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners LLC reported shared voting and dispositive power over 64,869,137 Common Shares. Each of Harbinger Capital Partners Special Situations Fund, L.P. and Harbinger Capital Partners Special Situations GP, LLC reported shared voting and dispositive power over 23,986,038 Common Shares. Philip Falcone reported shared voting and dispositive power over 88,855,174 Common Shares. The mailing address of Philip Falcone is 555 Madison Avenue, 16th Floor, New York, New York, 10022.
(10)	EchoStar Corporation. Pursuant to a Schedule 13D dated June 19, 2008, as filed with the Commission, EchoStar Corporation reported it had shared voting and dispositive power over 39,180,172 shares, including 9,180,172 shares of Common Shares issuable upon the conversion of its Exchangeable Notes.
(11)	Solus Alternative Capital Asset Management LP. Pursuant to a Schedule 13G/A dated February 17, 2009, as filed with the Commission, Solus Alternative Asset Management LP reported that as of December 31, 2008, it had shared voting and dispositive power over 12,190,414 Common Shares, of which 6,926,609 were held as Common Shares and the remainder were held as notes and convertible preferred stock which are convertible into 5,263,805 Common Shares.

The address for all officers and directors is c/o TerreStar Corporation, 12010 Sunset Hills Road, Reston, Virginia 20190.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions. Our Board of Directors is given the responsibility to review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We do not currently have a written policy regarding the approval of all related party transactions. Each of our directors and executive officers is required by the Board of Directors to notify the Corporate Secretary (who, in turn, will provide such information to the Board of Directors) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. All other proposed related party transactions are subject to approval or ratification by the Board, except for certain categories of transactions that are deemed to be pre-approved by the Board. In determining whether to approve or ratify a related party transaction, the Board and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

We expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors are requested to inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence. See the subsection entitled “Meetings and Committees of the Board” in the section of this Proxy Statement entitled “Proposal One: Election of Directors.”

Related Party Transactions. Other than as set forth below, we are not aware of any transactions since the beginning of 2008 or any currently proposed transaction between us or our subsidiaries and any member of the Board of Directors, any of our executive officers, any security holder who is known to us to own of record or beneficially more than 5% of our Common Stock or Preferred Stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and in which any of the foregoing persons had, or will have, a direct or indirect material interest. Except as otherwise noted and as applicable, we believe that each transaction described below is, or was, as the case may be, on terms at least as favorable to us as we would expect to negotiate with an unaffiliated party.

In 2008 we entered into certain agreements with EchoStar Corporation and affiliates of Harbinger Capital Partners that are described in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Current Year’s Developments” of our Annual Report on Form 10-K for the year ended December 31, 2008. As a result of these transactions, EchoStar and Harbinger had the right to nominate up to two members of each board, and two employees of EchoStar, Dean Olmstead and David J. Rayner, were appointed to our Board of Directors. In addition, both EchoStar and Harbinger Capital Partners are holders of over 5% of the outstanding shares of our common stock and are listed in “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” above.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, the Audit Committee Report is not to be incorporated by reference into any such prior filings, nor shall such report be incorporated by reference into any future filings made by us under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our Common Stock are required to report their ownership of the common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and we are required to report any failure to file by these dates. Based on our review of these reports filed during and in connection with the year ended December 31, 2008, and on certain written representations, we do not believe that any of our directors, officers or beneficial owners of more than ten percent of our common stock failed to file a form or report a transaction on a timely basis.

2008 ANNUAL REPORT

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 12, 2009 and an Annual Report on Form 10-K/A (Amendment No. 1) with the Securities and Exchange Commission on March 27, 2009. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 12010 Sunset Hills Road, Reston, Virginia 20190.

THE BOARD OF DIRECTORS OF TERRESTAR CORPORATION

June 19, 2009

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on August 2, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/tstr • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED.VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposal — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - William Freeman	☐	☐	02 - David Andonian	☐	☐	03 - Eugene Davis	☐	☐

	04 - Jacques Leduc	☐	☐	05 - David Meltzer	☐	☐	06 - Dean Olmstead	☐	☐

	07 - David Rayner	☐	☐

In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign, date and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian of other fiduciary, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders of TerreStar Corporation to be held on August 3, 2009. The Proxy Statement and the 2008 Annual Report on Form 10-K for TerreStar Corporation are available at http://www.envisionreports.com/tstr.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — TERRESTAR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 3, 2009

The 2009 Annual Meeting of the Stockholders of TerreStar Corporation (the “Company”) will be held on Monday, August 3, 2009, at 2:00 p.m. local time, at the TerreStar Corporation, 12010 Sunset Hills Road, Reston, Virginia 20190.

The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Jeffrey Epstein and Douglas Brandon, or either of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the 2009 Annual Meeting scheduled to be held on August 3, 2009, or at any adjournment or postponement thereof, on all matters coming before said meeting, all shares of Common Stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees as directors and in the discretion of the proxies, with respect to such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the election of the nominees as directors.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

(Continued and to be dated and signed on the reverse side.)